                                                                    EXHIBIT 99.4

                     THOMAS INDUSTRIES INC. LIGHTING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                   YEARS ENDED DECEMBER 31,
                                                   --------------------------
                                                    1997     1996      1995
                                                   -------  -------  --------
                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)................................. $ 6,342  $ 2,491  $ (2,442)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization...................   9,345    8,934     8,784
  Deferred income taxes...........................   1,313      (71)   (1,020)
  Provision for losses on accounts receivable.....     327      534       477
  Loss (gain) on asset disposals, net.............    (822)     101       121
  Changes in operating assets and liabilities, net
   of effect of acquisitions:
    Accounts receivable...........................  (4,211)  (5,908)      346
    Inventories...................................  (4,141)    (718)    8,074
    Other current assets..........................     782    2,024    (1,028)
    Accounts payable..............................   1,954   (1,689)    2,942
    Accrued expenses and other liabilities........   2,250    2,515     5,163
    Other.........................................  (1,651)    (673)     (178)
                                                   -------  -------  --------
Net cash provided by operating activities.........  11,488    7,540    21,239
INVESTING ACTIVITIES
Purchase of property, plant and equipment.........  (9,006)  (7,675)   (5,849)
Purchase of company (net of cash acquired)........  (1,371)     --        --
Proceeds from sales of property, plant and
 equipment........................................     954       61       323
                                                   -------  -------  --------
Net cash used in investing activities.............  (9,423)  (7,614)   (5,526)
FINANCING ACTIVITIES
Payments on long-term debt........................  (7,608)  (7,740)   (7,740)
Net change in Thomas advances.....................   8,391    8,594    (2,428)
Dividend paid to Thomas...........................     --       --     (1,106)
                                                   -------  -------  --------
Net cash provided by (used in) financing
 activities.......................................     783      854   (11,274)
Effect of exchange rate changes...................    (382)      83       (46)
                                                   -------  -------  --------
Net increase in cash and cash equivalents.........   2,466      863     4,393
Cash and cash equivalents at beginning of year....   3,326    2,463    (1,930)
                                                   -------  -------  --------
Cash and cash equivalents at end of year.......... $ 5,792  $ 3,326  $  2,463
                                                   =======  =======  ========
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                            See accompanying notes.